EXHIBIT 99.1
CONTACT:
Clifford L. Neuman, President	Telephone: (303) 527-2903
Global Casinos, Inc.	FAX: (303) 527-2916
5455 Spine Road, Suite C
Boulder, Colorado 80301

GLOBAL CASINOS, INC. REPORTS 2006 SECOND QUARTER RESULTS

Boulder CO, March 7, 2006 - Global Casinos, Inc. (OTCBB: GBCS) has announced its financial results for the second fiscal quarter ended December 31, 2005.

REVENUES

Casino revenues for the three months ended December 31, 2005 were $944,549 compared to $999,577 for the 2004, a decrease of $55,028 or 5.5%. The revenue decrease is primarily attributed to the completion of certain construction work performed in the town of Black Hawk in June 2005 that had the effect of driving customer traffic into the casino during the comparable period in 2004. This anticipated decrease in customer traffic during the quarter as compared to the same period in 2004 was partially offset by increased promotional efforts.

For the six months ended December 31, 2005 Casino revenues were $2,021,529 compared to $1,966,555 for the comparable period in fiscal 2005, an increase of $54,974 or 2.8%. The beginning of this six-month period still had some of the aforementioned construction, which drove additional traffic to the casino.

INCOME FROM OPERATION

Income from operation declined by $150,264 to $53,844 from $204,148 during the three months ended December 31, 2005 compared to 2004. Operating income decreased due to the reduction in revenues and increased promotional expenses. For the six months income from operations decreased by $133,300 or 30% to $289,860 as a result of the decreased revenues and increased promotional expenses.

NET INCOME.

Net income was a loss of ($111,736) for the quarter ended December 31, 2005 compared to a net income of $860,254 for the quarter ending December 31, 2004 a decrease of $971,990. Diluted earnings per share were (0.03) for 2005 and $0.25 in 2004. For the six-months ended December 31, 2005, net loss was ($44,030) compared to 2004 net income of $1,029,606, a reduction of $1,073,636. Diluted earnings per share were $(0.01) in 2005 and $0.34 for the comparable 2004 period. The results for 2005 include an interest charge of $336,180 versus $96,946 in 2004. This was due to the issuance of a 12% convertible debenture with detachable warrants and a beneficial conversion feature. These debentures were converted to equity on December 31, 2005 which will reduce those interest charges in future quarters. In 2004 there was a one-time gain of $705,034 for the six-month period due to actions taken to improve the Company's financial position.

ABOUT GLOBAL CASINOS, INC.

Global Casinos, Inc., is the parent company of Casinos USA, Inc. which owns and operates the Bull Durham Saloon and Casino located in the limited stakes gaming district of Black Hawk, Colorado.

FORWARD-LOOKING STATEMENTS

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.